Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, no par value, of Tucows Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: January 7, 2025

Investmentaktiengesellschaft für langfristige Investoren TGV

By:	/s/ Ewald Stephan
Name: Ewald Stephan
Title: CEO

/s/ Ewald Stephan
Ewald Stephan